EXHIBIT 10.31

November 7, 2023

Marc Winterhoff

Re: Offer of Employment

Dear Marc,

It gives me great pleasure to offer you the exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as Chief Operating Officer, reporting to Peter Rawlinson, CEO and CTO. Unless otherwise mutually agreed by you and the Company, you will begin your position on December 4, 2023 (“Hire Date”). The terms and conditions of your employment with the Company will be as set forth below.

Base Salary and Other Compensation

You will be paid the following compensation during your employment:

•You will be paid a base salary of $22,884.61 per bi-weekly pay period ($595,000 annualized), less applicable tax and other withholdings.

•In addition to your base salary, you will be eligible to earn a target incentive bonus of 90% of your base salary, less applicable tax and other withholdings, as determined by the Company in its discretion based upon the Company's performance and your individual performance. The bonus will be paid in the first quarter of the following year on a date determined by the Company in its sole discretion. You must be employed on the date the bonus is paid to be eligible to receive the bonus. Your eligibility for this bonus will begin on your start date for the performance year of 2024.

•The Company is pleased to offer you a one-time sign-on bonus of $3,350,000 less applicable taxes and other withholdings. This sign-on bonus will be advanced within 30 days following your Hire Date but will only become earned in the event that you (i) successfully continue employment with the Company in good standing (as determined by the Company in its sole discretion) through August 1, 2027, (ii) are terminated without Cause or experience a Constructive Termination (each as defined in the Lucid Group, Inc. Executive Severance Benefit Plan (the “Severance Plan”)) prior to August 1, 2027 (subject to your satisfaction of the release requirement set forth in the Severance Plan) or (iii) are terminated due to death or Disability (as defined in the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan (the “Stock Plan”)) prior to August 1, 2027. If you resign from your employment with the Company other than due to a Constructive Termination or if you are terminated for Cause, in each case, before August 1, 2027, you will immediately repay the Company the following (gross) amount of this sign-on bonus:

Termination Date	Clawback Amount
On or prior to November 30, 2024	$3,350,000
On or after December 1, 2024 but on or prior to July 31, 2025	$2,100,000
On or after August 1, 2025 but on or prior to November 31, 2025	$1,800,000
On or after December 1, 2025 but on or prior to July 31, 2026	$550,000
On or after August 1, 2026 and on or prior to July 31, 2027	$250,000

•Your place of employment will be the Newark, CA headquarters for Lucid Motors, provided that you will be required to travel as needed for business purposes.

•You will be expected to relocate to the Newark, CA area by September 2, 2024. In connection with your relocation, you will be provided senior executive relocation support. The Company is pleased to offer employee relocation support through a managed service. Any advanced relocation costs will only become earned as follows: in the event that you (i) successfully remain employed through September 1, 2025, (ii) are terminated without Cause or experience a Constructive Termination prior to September 1, 2025 (subject to your satisfaction of the release requirement set forth in the Severance Plan) or (iii) are terminated due to death or Disability prior to September 1, 2025, one hundred percent (100%) of the advanced relocation costs will become earned. If you resign from your employment with the Company other than due to a Constructive Termination or if you are terminated for Cause, in each case, before September 1, 2025, you will immediately repay the Company the full (gross) amount of any advanced relocation costs.

Severance

You will be eligible to participate in the Severance Plan. Upon your acceptance of this offer and after your start of employment with the Company and the successful completion (as determined by the Company in its sole discretion) of your background check, you will receive a Participation Agreement substantially in the form attached hereto as Exhibit A for your review and signature. Subject to your acceptance of this Participation Agreement under the Severance Plan and the successful completion (as determined by the Company in its sole discretion) of your background check, you will be eligible for the severance benefits described in the Severance Plan and your Participation Agreement.

In addition to any severance that you may be eligible to receive under the Severance Plan, and unless it would be duplicative of any other benefit that you may become entitled to, if you are terminated without Cause or experience a Constructive Termination, subject to your satisfaction of the release requirement set forth in the Severance Plan, you will receive an amount equal to your incentive bonus for the year in which your employment terminates based on projected actual Company performance at the time of your termination as determined in the Board’s sole discretion, prorated based on the number of full months that you were employed during the year in which your employment terminates.

Employee Benefits

You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:

•Group health insurance benefits: commence on hire date
•Vacation days and sick days: accrual starts on hire date
•Flexible spending account: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account
•401(k) program: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account

Equity-based Awards

The Company has received approval from the Board of Directors of Lucid Group, Inc. (the “Board”) to provide you with new hire equity-based awards having a total grant value of $10,000,000. Such equity-based awards will be allocated through three awards as follows, subject to commencement of your employment with the Company (collectively, the “Sign-On Awards”):

•RSUs: An award of restricted stock units (“RSUs”) with a grant value of $3,000,000. The RSUs will generally be eligible to vest over four years as follows: 1/4 will be eligible to vest on the first Company Vesting Date (as defined below) to occur on or following the first anniversary of your Hire Date, and 1/16 of the total RSUs granted will vest quarterly thereafter on each subsequent Company Vesting Date, subject to your continued employment through each vesting date. “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year.

•Premium-priced Options: An award of premium-priced stock options to purchase shares of Lucid Group, Inc. stock with a grant value of $1,000,000. The exercise price of the stock options will be equal to 125% of the volume-weighted average closing stock price of Lucid Group, Inc. stock for the 30 trading days ending on the grant date (but no less than the closing price on the date of grant). The stock options will generally be eligible to vest over four years as follows: 1/4 will be eligible to vest on the first anniversary of the Hire Date, and 1/48 of the total options granted will vest on each subsequent monthly anniversary thereafter, subject to your continued employment through each vesting date.

•Performance-based restricted stock units (“PSUs”): The Company has received approval from the Board to provide you with an award, under the next performance cycle that is established by the Board, of PSUs with a grant value of $6,000,000. We expect the Board to approve PSU grants for the next performance cycle during the first quarter of 2024. The PSUs will generally provide you the opportunity to earn shares of Lucid Group, Inc. stock (and/or cash equivalent) based on the satisfaction of key financial corporate objectives and/or individual objectives for the performance cycle duration which will be established by the Board.

The number of RSUs, premium-priced stock options and PSUs granted in respect of the Sign-On Awards will be determined using the Company’s standard conversion methodology. The Sign-On Awards are subject in all respects to approval by the Board and the terms and conditions of the applicable equity incentive plan and award agreements, which you will be required to enter into to receive the Sign-On Awards.

With respect to the Sign-On Awards only, to the extent that you have entered into the applicable award agreement, if you are terminated without Cause or experience a Constructive Termination, subject to your satisfaction of the release requirement set forth in the Severance Plan, (i) the RSUs and the premium-price stock options will vest in full and (ii) the PSUs will service-vest in full, but will remain subject to the applicable performance-vesting conditions based on actual performance.

You will be eligible to receive additional equity-based awards under the Company’s equity incentive plan from time to time, with any new awards made in the sole discretion of the Board and with the expectation that you will receive any such awards beginning in 2025. The amount of such periodic or annual equity-based awards may vary year-to-year based on performance or other considerations as may be determined by the Board in its discretion. In order to receive your awards, you will be required to enter into award agreements setting forth the terms and conditions that govern your grants.

Proof of Right to Work

Your employment is contingent upon providing appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Confidential Information and Invention Assignment Agreement; Arbitration Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s (i) Confidential Information and Invention Assignment Agreement and (ii) Arbitration Agreement, in each case, prior to or on your Hire Date.

Background Checks

This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company.

Release From Restrictive Covenants; No Other Restrictions

This offer is contingent upon the Company obtaining any waiver from your current employer as the Company deems necessary to release you, the Company and/or its affiliates, as applicable, from any restrictive covenants that you, the Company and/or its affiliates is subject to with respect to your current employer that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

You hereby represent that you are otherwise not subject to any restrictive covenants that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

Driver’s License Information

If driving will be one of the essential functions of your job, as a further condition of your employment, you must: (a) authorize the Company to conduct a DMV (or similar) check of your driving record; (b) have maintained an excellent driving record (as determined by the Company in its discretion) for at least the past five (5) years; ( c) currently have the appropriate license for the type of driving you will be doing on behalf of the Company; (d) maintain the appropriate license for the type of driving you will be doing on behalf of the Company at all times during your employment; and (e) maintain an excellent driving record (as determined by the Company in its discretion) at all times during your employment with the Company.

Return of Materials

Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.

Recoupment Policy

You acknowledge and agree that any Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you receive in the future from the Company or its affiliates shall be subject to the Recoupment Policy.

At-Will Employment

Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. This offer shall be governed by and construed under the laws of the state of California.

Integration and Modification

This offer, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. Please confirm your acceptance of this offer by signing and dating this offer on the spaces below and returning it to me.

Sincerely,

/s/ Gale Halsey
Gale Halsey Vice President, People

I have read and understand the terms and conditions set forth in this offer. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this offer.

/s/ Marc Winterhoff 11/7/2023
Marc Winterhoff

Exhibit A

LUCID GROUP, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN
PARTICIPATION AGREEMENT - CHIEF OPERATING OFFICER

To: Marc Winterhoff

Date: December 4, 2023

On behalf of Lucid Group, Inc., I am pleased to inform you that you have been designated as eligible to be a Participant in the Lucid Group, Inc. Executive Severance Benefit Plan (the “Plan”). The consolidated Plan document and Summary Plan Description is attached to this Participation Agreement. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Agreement and this Participation Agreement is an integral part of the Plan.

The table below designates the benefits that you are eligible to receive pursuant to the Plan if you otherwise meet the eligibility requirements.

SEVERANCE BENEFITS (Refer to the Plan document for specific definitions and terms)
Termination Event	Salary Continuation	Maximum Duration of COBRA or COBRA Equivalent Payment Period	Percentage of Outstanding Unvested Equity Awards That Will Accelerate (to the extent eligible for acceleration under the Plan)
Non-Change of Control Termination	9 months of your Monthly Base Salary	9 months	None
Change of Control Termination	12 months of your Monthly Base Salary and Monthly Bonus Amount	12 months	100%

Notwithstanding anything to the contrary in the Plan, the payments and benefits set forth in your offer letter dated November 7, 2023 (the “Offer Letter”) are not intended to be superseded by the terms of the Plan, and shall operate in addition to the Plan (subject to any reduction to avoid duplication of benefits).

Please refer to the consolidated Plan for an explanation of these benefits and the related defined terms, including, without limitation, “Non-Change of Control Termination” and “Change of Control Termination”.

We appreciate your service to the Company. If you wish to participate in this Plan, please carefully review the terms of the Plan and this Participation Agreement (including the acknowledgement on the next page). You will not be considered a Participant in the Plan, unless and until you sign and return the unmodified and signed Participation Agreement no later than 30 days from the date set forth above and commence employment with the Company.

LUCID GROUP, INC.
/s/ Benjamin Uy
Signature

Deputy General Counsel & Assistant Secretary
Title

01/03/2024
Date

LUCID GROUP, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN
PARTICIPATION AGREEMENT - CHIEF OPERATING OFFICER

By accepting participation in the Plan, based on the terms and conditions of the Plan and this Participation Agreement and as evidenced by my signature below, I represent, agree and acknowledge the following:

•I have been provided with the consolidated Plan document and Summary Plan Description, have reviewed and had an opportunity to ask questions of the Company and agree to all terms and conditions,
•I understand any dispute arising under the Plan is subject to binding arbitration as set forth in Section 13(g) of the Plan and, accordingly, I irrevocably waive my right, by participating in this Plan, to bring an action in court and agree to binding arbitration,
•I have either consulted with my personal tax or financial planning advisor and/or lawyer regarding the legal and tax consequences of my participation in the Plan, or I knowingly decline to do so,
•I will rely solely on my advisors and not on any statements or representations of the Company or any of its agents regarding the tax consequences of my participation and, furthermore, I am solely responsible for any tax liability that may arise as a result of my participation in the Plan,
•I irrevocably waive any and all rights related to severance or benefits provided in connection with my termination of employment or service under any and all prior agreements and plans sponsored or provided by the Company or any of its affiliates (other than the severance payments and benefits set forth in my Offer Letter, subject to any reduction to avoid duplication of benefits), and
•I find that the consideration offered to me in this Participation Agreement and the Plan is sufficient for me to waive such rights.

Please return this Participation Agreement signed by you by the deadline specified in the Participation Agreement and retain a copy, along with the Plan document, for your records.

/s/ Marc Winterhoff
Signature

Marc Winterhoff
Print Name

01/03/2024
Date